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Securities and Exchange Commission                               April 29, 1998
Washington, DC  20549

Ladies and Gentlemen:

We were previously principal accountants for Leonard's Metal, Inc. (whose name has subsequently been changed to LMI Aerospace, Inc.) and subsidiaries. On March 3, 1998, we resigned and withdrew our previously issued audit reports as of and for the years ended December 31, 1996 and 1995. We have read LMI Aerospace, Inc.'s statements included in Form S-1 dated April 29, 1998, and we agree with such statements.


                                                /s/ KPMG Peat Marwick LLP